Exhibit 99.1
Encore Acquisition Company Announces Revised 2009 Capital
Budget
FORT WORTH, Texas—(Business Wire)—January 12, 2009
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) announced today that its Board of Directors has approved a revised capital budget for 2009 of $310 million related to its drilling and development program, a reduction of $150 million from the Company’s previously approved $460 million capital budget. While Encore has hedges in place protecting approximately 90 percent of its estimated oil production for 2009, the Company felt it prudent to scale back its capital program in light of the financial crisis, inflated service costs, and a further weakening of commodity prices. The Company believes that late 2009 or 2010 oil prices will increase, and the deferred projects will have a higher rate of return than today. Encore’s strategy for 2009 continues to be focused on allocation of capital to the Company’s most efficient and highest rate of return projects, expansion of the Company’s acreage position in the highly successful Bakken and Haynesville plays, repurchase of common stock, and reduction of debt.
Jon S. Brumley, President and Chief Executive Officer of the Company, commented, “Encore was formed around long-life, shallow-declining properties and that has continued as core to our business philosophy and strategy. When you couple our long-life, high-margin oil properties with our hedging portfolio, the result is a company poised to weather storms and take advantage of uncertainty. As commodity prices rose, service costs rose right alongside them. Now commodity prices have dropped, but service costs remain inflated. So, to make us more opportunistic and improve our already strong liquidity position, we are reducing our 2009 budget by $150 million. However, even with a lower budget, the Company can keep production flat. I think it is important to note that we are not losing projects, but deferring them until service costs reflect the current commodity price environment. If you were to drill the projects under the current scenario, you would be wasting those projects.”
Mr. Brumley went on to say, “Our properties are time-tested and decline at slow rates as they have been weathering cycles since the second half of the 20th century. A downturn in commodity prices is nothing new to the Cedar Creek Anticline or our Permian waterfloods. It is because of properties like these that we can maintain our production with only $215 million of drilling. We are excited about 2009 and look forward to our small but efficient budget, improving our liquidity position, and maintaining our production for about 50 percent of EBITDAX. We plan to continually assess and wisely invest in areas the markets are giving the best rate of return whether it be drilling, stock repurchases, debt reduction, or acquisitions. We feel this is the most efficient and prudent use of

2009 Revised Capital Budget
capital and will position the Company for 2010 and beyond, regardless of the commodity price environment. Our focus has always been on increasing long-term shareholder value, and with our new, efficient capital budget we will accomplish our goal.”
The Company has a strong hedging portfolio in place for 2009 that includes floors at $110.00 per barrel (“Bbl”) for 11,630 barrels of oil per day (“Bbls/D”), swaps at $84.09 per Bbl for 3,500 Bbls/D, and floors at $80.00 per Bbl for 8,000 Bbls/D. The counterparties to these hedges are a diverse group comprising eleven institutions, all of which are rated A- or better by Standard & Poor’s and/or Fitch, with the majority rated AA- or better. The Company recently cashed in approximately $25 million of hedging gains on 2,500 Bbls/D of swaps.
Under the various NYMEX pricing assumptions, the Company’s hedging portfolio is expected to provide the following cash flows in 2009 (net of deferred premiums, in thousands):

Natural Gas	Crude Oil ($/Bbl)
($/Mcf)	$30.00	$40.00	$50.00	$60.00	$70.00
$4.00	$477,695	$411,520	$345,346	$260,921	$177,227
$5.00	$467,584	$401,409	$335,235	$250,810	$167,116
$6.00	$457,473	$391,298	$325,124	$240,699	$157,005
$7.00	$452,475	$386,301	$320,126	$235,702	$152,007
$8.00	$444,750	$378,575	$312,401	$227,976	$144,282
The Company has been expanding its natural gas hedge portfolio since the end of the third quarter of 2008 by adding a combination of floors, collars, and swaps. Since the end of the third quarter, Encore entered into 2009 collars for 20,000 Mcf/D with floors of $6.50 and ceilings of $7.45 and entered into 2009 floors at $7.50 for 1,800 Mcf/D. Additionally, the Company entered into floors for 900 Mcf/D for 2010, 2011, and 2012 at $8.25, $7.50, and $7.50, respectively, and entered into swaps for 900 Mcf/D for 2010, 2011, and 2012 at $7.04, $7.43, and $7.39, respectively. All preceding natural gas hedge prices are presented on a NYMEX equivalent basis.
While Encore expects to allocate capital to projects throughout its portfolio, the Company is focusing a substantial portion of the budget on three core areas with the highest expected rate of return: the Haynesville/Cotton Valley/Travis Peak in the ArkLaTex region, the Bakken/Sanish in the Williston Basin, and the Pegasus, Coyanosa, and Block 16 fields of the West Texas joint venture with ExxonMobil in the Permian Basin. The regional breakdown of the capital budget is expected to be as follows:

•	Haynesville/Cotton Valley/Travis Peak	$ 90 million
•	Bakken/Sanish	$ 75 million
•	West Texas JV	$ 53 million
•	Other Rockies	$ 49 million
•	Mid-Continent	$ 22 million
•	Other Permian Basin	$ 21 million

2009 Revised Capital Budget
The $310 million of capital is expected to be invested in the following categories:

•	Drilling	$ 215 million
•	Improved Oil Recovery, Workovers	$ 60 million
•	Land, Seismic and Other	$ 35 million
The Company’s operational objectives for 2009 are to:
•	Maintain a constant drilling program in the Bakken;

•	Establish a Haynesville drilling program by drilling at least four wells;

•	Exploit the Pegasus, Coyanosa, and Block 16 fields of the ExxonMobil joint venture;

•	Increase its drilling inventory;

•	Maximize proved developed production;

•	Reduce service costs for drilling and lease operations expense;

•	Expand the Company’s acreage position in key areas developed from the 2008 program; and

•	Secure a CO2 source for the Cedar Creek Anticline and/or Bell Creek.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, operational objectives, expected capital expenditures (including, without limitation, the amount, location, category, and timing of such expenditures), drilling plans, rates of return, 2009 production, our liquidity position, discretionary cash flows, the benefits of the hedging program, the conduct of the share repurchase program (including, without limitation, the timing, duration, form of transaction, the factors to be considered and termination of the program), debt repayment, results in 2009 and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural

2009 Revised Capital Budget
gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; the ability of derivative counterparties to satisfy their obligations to the Company; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Acquisition Company, Fort Worth

Bob Reeves, Chief Financial Officer	Kim Weimer, Investor Relations
817-339-0918	817-339-0886
rcreeves@encoreacq.com	kweimer@encoreacq.com